UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2021

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) (44)-(20)-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WLTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2021, Willis Towers Watson Public Limited Company (“WTW”), together with its wholly owned subsidiary, Trinity Acquisition plc (“TA”) and its indirect subsidiaries, Willis North America Inc., a Delaware corporation (“WNA”) and Willis Netherlands Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (together with WNA, the “Closing Date Designated Borrowers” and, together with TA, the “Borrowers”) entered into a $1,500,000,000 revolving credit facility (the “Credit Facility”), that will mature on October 6, 2026 (unless extended in accordance with the terms thereof). The terms of the Credit Facility are set forth in the Second Amended and Restated Credit Agreement, dated as of October 6, 2021 (the “Credit Agreement”), among, the Borrowers, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as Administrative Agent.

The Credit Facility will be used to refinance any outstanding obligations under that certain Amended and Restated Credit Agreement, dated as of March 7, 2017, among the Borrowers, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as Administrative Agent and after the closing date proceeds of the loans and other credit extensions under the Credit Facility will be available for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Amounts outstanding under the Credit Facility shall bear interest at a rate equal to (a) the Eurocurrency Rate or SONIA (as applicable based on the currency of the loan) plus 1.00% to 1.75% for Eurocurrency Rate Loans or SONIA Loans and (b) the greatest of (i) the “prime rate” quoted by The Wall Street Journal, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (iii) LIBOR plus 1.00%, plus 0.00% to 0.75% for Base Rate Loans, in each case, based upon WTW’s guaranteed senior-unsecured long term debt rating. In addition, TA will pay (a) a commitment fee equal to 0.09% to 0.25% (based upon WTW’s guaranteed senior-unsecured long term debt rating) of the committed amount of the Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit multiplied by (ii) 1.00% to 1.75%, in each case, based upon WTW’s guaranteed, senior-unsecured long term debt rating.

Conditions to each borrowing under the Credit Facility include the accuracy and completeness in all material respects of all representations and warranties in the loan documentation and that no default under the Credit Facility shall exist, or would result from such borrowing or the application of the proceeds thereof.

Voluntary prepayment is permitted under the Credit Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. In addition, the Credit Facility requires mandatory prepayment in certain circumstances.

WTW is subject to various affirmative and negative covenants and reporting obligations under the Credit Facility. These include, among others, limitations on subsidiary indebtedness, liens, certain investments, fundamental changes, sale of all or substantially all of the assets of WTW and its subsidiaries (on a consolidated basis), and maintenance of certain financial covenants. Events of default under the Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions. The obligations of TA under the Credit Facility are guaranteed by WTW and certain of its subsidiaries pursuant to the Second Amended and Restated Guaranty Agreement, dated as of October 6, 2021 (the “Guaranty”), among TA, WTW, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent. The obligations of WTW under the Credit Facility are unsecured.

The descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Guaranty, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of October 6, 2021, among, Trinity Acquisition plc and its indirect subsidiaries, Willis North America Inc. and Willis Netherlands Holdings B.V., Willis Towers Watson Public Limited Company, the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.2	Second Amended and Restated Guaranty Agreement, dated as of October 6, 2021, among, Trinity Acquisition plc, Willis Towers Watson Public Limited Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2021	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Neil Falis
Neil Falis
Deputy Company Secretary

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